SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2006

GENCO SHIPPING & TRADING LIMITED
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	000-5142	98-043-9758
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

299 Park Avenue, 20th Floor New York, NY (Address of principal executive offices)	10171 (Zip code)

Registrant’s telephone number, including area code: (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation Of A Direct Financial Obligation Or An Obligation Under An Off-Balance Sheet Arrangement Of A Registrant

Genco Shipping & Trading Limited (the “Company”) entered into two interest rate swap transactions on March 24, 2006 and March 29, 2006, respectively, with DnB NOR Bank ASA, New York Branch (the “Counterparty”). The Counterparty is among the syndicate of lenders under the Company’s existing credit facility entered into on July 29, 2005. The Company entered into the interest rate swap transactions to mitigate the Company’s floating rate interest risk on an aggregate of $100,000,000 of the Company’s debt that is not currently outstanding but may exist in the future under its existing credit facility. The first of these interest rate swaps has an effective date of January 2, 2008 and a termination date of January 2, 2013. The second interest rate swap has an effective date of January 2, 2007 and a termination date of January 2, 2014. The Company is required to make certain quarterly fixed rate payments to the Counterparty calculated on a notional amount of $50,000,000 for each interest rate swap, while the Counterparty is obligated to make certain quarterly floating rate payments to the Company referencing the same notional amount. The interest rate swap transactions effectively fix the annual interest rate payable on $50,000,000 of the Company’s debt that may exist in the future to 5.075% plus the applicable margin under the credit facility for the first swap transaction and 5.25% plus the applicable margin under the credit facility for the second swap transaction. Notwithstanding the terms of the interest rate swap transactions, the Company is ultimately obligated for all amounts due and payable under its existing credit facility. The Company may enter into additional swap transactions in the future from time to time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Genco Shipping & Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENCO SHIPPING & TRADING LIMITED

Date: March 31, 2006	By:	/s/ John C. Wobensmith
Name: John C. Wobensmith
Title: Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)

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